Exhibit 23(a)

                         Consent of Independent Auditors


The Board of Directors
Trans Financial, Inc.:


   We consent to incorporation  by reference in the  Registration  Statement No.
33-53960 on Form S-8 of our report dated June 9, 1998, relating to the statements of net assets available for benefits of the Trans Financial, Inc. Savings Investment Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1997 Annual Report on Form 11-K of the Trans Financial, Inc. Savings Investment Plan.



                                                      /s/ KPMG Peat Marwick LLP


KPMG Peat Marwick LLP
Louisville, Kentucky
July 1, 1998